UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Westmoreland Coal Company

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WESTMORELAND COAL COMPANY
2 North Cascade Avenue, 2nd Floor
Colorado Springs, Colorado 80903

March 31, 2011
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Westmoreland Stockholders:
The Annual Meeting of Stockholders of Westmoreland Coal Company will be held at our corporate offices located at 2 North Cascade Avenue, 2nd Floor, Colorado Springs, Colorado, 80903 on Tuesday, May 24, 2011 at 8:30 a.m. Mountain Daylight Time, for the following purposes:
1.	The election of seven directors to the Board of Directors to serve for a one-year term;
2.	The ratification of the appointment by the Audit Committee of Ernst & Young LLP as principal independent auditor for fiscal year 2011;
3.	To hold an advisory vote on executive compensation;
4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and
5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only stockholders of record at the close of business on March 28, 2011 will be entitled to notice of and to vote at the meeting and any postponement or adjournment thereof.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.
This proxy statement, the annual report to stockholders and the proxy voter card are being mailed on or about April 8, 2011.

By Order of the Board of Directors,

/s/ Jennifer S. Grafton
Jennifer S. Grafton
General Counsel and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2011.
This notice, the accompanying proxy statement and Westmoreland Coal Company’s Annual Report to stockholders for the fiscal year ended December 31, 2010 are available at www.proxyvote.com.

PROXY STATEMENT

WESTMORELAND COAL COMPANY
2 North Cascade Avenue, 2nd Floor
Colorado Springs, Colorado 80903
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To be held May 24, 2011
GENERAL INFORMATION ABOUT THE 2011 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is being furnished by the Board of Directors of Westmoreland Coal Company to holders of our common stock and depositary shares in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders of Westmoreland Coal Company to be held at our corporate offices located at 2 North Cascade Avenue, 2nd Floor, Colorado Springs, Colorado, 80903 on Tuesday, May 24, 2011 at 8:30 a.m. Mountain Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement.
This proxy statement and the enclosed proxy voter card relating to the Annual Meeting of Stockholders are first being mailed to stockholders on or about April 6, 2011. As of March 28, 2011, the record date, members of Westmoreland Coal Company’s senior management and directors are the record and beneficial owners of a total of 236,463 shares (approximately 1.8%) of Westmoreland Coal Company’s outstanding common stock and have no ownership in Westmoreland Coal Company’s outstanding depositary shares. It is management’s intention to vote all of its shares in the manner recommended by the Board for each matter to be considered by the stockholders.
QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING OF STOCKHOLDERS
Who can vote at the meeting?
Only stockholders who owned our common stock or depositary shares, each of which represents one quarter of a share of Series A Convertible Exchangeable Preferred Stock, $1.00 par value (“depositary shares”), of record at the close of business on March 28, 2011 are entitled to vote. Each holder of common stock is entitled to one vote per share. Each holder of depositary shares is entitled to one vote per share. There were 13,155,263 shares of common stock and 640,515 depositary shares outstanding on March 28, 2011.
What constitutes a quorum for the meeting?
The holders of a majority of the aggregate voting power of the common stock and depositary shares outstanding on the record date, present in person or by proxy at the meeting, shall constitute a quorum to conduct business at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting.
How do I vote?
•	Via the Internet at www.proxyvote.com;
•	By phone at 1-800-690-6903; or
•	By completing and mailing in a paper proxy card.
If your shares are registered directly in your name with Computershare Trust Company, our transfer agent, you are considered a stockholder of record with respect to those shares and the proxy card and voting instructions have been sent directly to you by Broadridge Financial Solutions, Inc. If, like most stockholders, you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you may not vote your shares in person at the meeting without obtaining authorization from your stockbroker, bank or other nominee, and you need to submit voting instructions to your stockbroker, bank or other nominee in order to cast your vote. Generally, you will receive instructions from your stockbroker, bank or other nominee that you must follow in order to have your shares voted.

We encourage you to register your vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted — whether via the Internet, by phone or by mail — will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting as specified by you or, if you do not specify a choice as to a particular matter, in the manner set forth in this proxy statement.
Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by either filing with our Secretary a written notice of revocation or a duly executed proxy card bearing a later date or by voting in person at the meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request. However, attendance at the meeting will not, by itself, revoke a previously granted proxy. If you want to change or revoke your proxy and you hold your shares in “street name,” contact your broker or the nominee that holds your shares. Any written notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective.
What vote is required to approve each item?
The election of directors (Proposal 1) requires that each director receive the affirmative vote of a plurality of the votes cast with respect to that director at the annual meeting. This means that, with respect to Proposal 1, the nominees who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor abstentions will have any effect on the election of directors. Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. For Proposal 4, we will treat the option receiving the largest number of votes as the option approved by the stockholders. Neither broker non-votes nor abstentions will have any effect on the outcome of this proposal. Cumulative voting is not permitted for any of the proposals included in this proxy statement.
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011 (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.
The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3) and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3, and 4.
How are you handling solicitation of votes?
The accompanying proxy is solicited on behalf of our Board of Directors and the cost of solicitation borne by us. In addition to solicitations by mail, our directors, officers, and employees may solicit proxies by telephone, e-mail and personal interview, but will receive no additional compensation for doing so. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse those brokerage houses and other persons for their reasonable expenses for such services.
Do I have any rights of appraisal?
Under Delaware law, stockholders are not entitled to dissenters’ rights on any proposal referred to herein.
Where can I find the voting results of the meeting?
We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we will file within four business days after the meeting.

How do I submit a stockholder proposal for the 2012 annual meeting?
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) must be submitted to the Secretary at our offices, 2 North Cascade Avenue, 2nd Floor, Colorado Springs, Colorado 80903, no later than December 7, 2011. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.
If a stockholder wishes to present a proposal before the 2012 Annual Meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must give written notice to the Secretary at the address noted above. The Secretary must receive such notice no earlier than January 25, 2012 and no later than February 24, 2012, and the stockholder must comply with the provisions of our bylaws.
Does the Company offer an opportunity to receive future proxy materials electronically?
Yes. If you are a stockholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online rather than receiving proxy materials in paper form. If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account. You may sign up for electronic delivery in two ways:
•	If you vote online, you may sign up for electronic delivery at that time; or

•	You may sign up at any time by visiting http://enroll.icsdelivery.com/wlb.
If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future. If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.
How can I get electronic access to the proxy materials and the annual report?
This proxy statement and our 2010 Annual Report are available at www.proxyvote.com; reference your ballot materials for access information.

DIRECTORS AND EXECUTIVE OFFICERS

		Director/ Executive
Name	Age	Officer Since	Position

Keith E. Alessi	56	2007	Director; President and Chief Executive Officer

Thomas J. Coffey	58	2000	Director — Independent

Michael R. D’Appolonia	62	2008	Director — Independent

Gail E. Hamilton	61	2011	Director — Independent

Richard M. Klingaman	75	2006	Director — Independent

Jan B. Packwood	67	2011	Director — Independent

Robert C. Scharp	64	2011	Director — Independent

Kevin A. Paprzycki	40	2008	Chief Financial Officer and Treasurer

Douglas P. Kathol	58	2010	Executive Vice President

Jennifer S. Grafton	35	2011	General Counsel — Compliance and Corporate Governance and Secretary

Morris W. Kegley	63	2007	General Counsel — Mining Operations
Director Information
All our directors bring to our Board a wealth of leadership experience derived from their service as executives of corporations. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.
Keith E. Alessi currently serves as a director and our President and Chief Executive Officer. In addition to his work with us, Mr. Alessi was an adjunct lecturer at the Ross School of Business at the University of Michigan from 2002 to 2010. Prior to Westmoreland, Mr. Alessi was Chief Executive Officer of Lifestyle Improvement Centers, LLC from April 2003 to May 2006. Mr. Alessi currently serves as a member of the board of directors of Town Sports International Holdings, Inc., H&E Equipment Services, Inc. and MWI Veterinary Supply, Inc.
Mr. Alessi’s wealth of experience in turn around management, including his roles as Vice-Chairman of Farm Fresh and Chief Executive Officer of Jackson Hewitt and Telespectrum Worldwide, Inc., gives him unique insights into our hurdles, challenges and opportunities and provides him the necessary leadership experience to lead the Company as it is poised to enter a new phase of growth.
Thomas J. Coffey has been a Partner of B2B CFO Partners, LLC, a professional financial services organization, since 2005. Prior to 2005, Mr. Coffey was Vice President-Finance, Global Infrastructure Services from 1999 to 2005 and Vice President-Operations Analysis from 1998 to 1999 of Unisys Corporation, a technology services company.
Mr. Coffey has over 25 years of financial and operational management experience working with both public and private companies. He has served as the Chief Financial Officer of a public company, worldwide divisional Chief Financial Officer of a global technology company and a Partner with a “Big 4” accounting firm, and his extensive experience is invaluable to our Board’s responsibility for financial and accounting issues.
Michael R. D’Appolonia most recently served as President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar and biopharmaceutical industries. From 1986 to 2006, Mr. D’Appolonia was an executive and Principal of Nightingale & Associates, LLC, and its predecessor company Nightingale & Associates, Inc., a global management consulting firm providing financial and operational restructuring services to mid-market companies in the US and overseas. From January 2002 through June 2006, Mr. D’Appolonia served as Nightingale’s President. Mr. D’Appolonia is a member of the board of directors of Exide Technologies, Inc. In addition, he was a member of the board of directors of The Washington Group International, Inc. from 2001 to 2007.

Mr. D’Appolonia’s experience as a Chief Executive Officer of a large global organization, along with his public company board experience, brings to our Board the perspective of a leader facing a similar set of current external economic, social and governance issues.
Gail E. Hamilton most recently served as Executive Vice President of Symantec Corporation, an infrastructure software and services provider, retiring in 2005. Previously, she served as the General Manager of the Communications Division of Compaq Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is currently a director of Arrow Electronics Inc., OpenText Corp., and Ixia. In the last five years, Ms. Hamilton has also served as a director of Washington Group International and Surgient, Inc.
Ms. Hamilton is a former senior executive with business and operational experience at a public technology company, whose strategic planning and business development experience are invaluable in guiding the development and progression of our information technology infrastructure and programs. In addition, Ms. Hamilton’s extensive public and private board experience will bring further professionalism and insight to the board room.
Richard M. Klingaman has been a consultant to the natural resources and energy industries since May 1992. Prior to consulting, Mr. Klingaman was a senior executive with Penn Virginia Corporation, a natural resources company specializing in coal, oil, natural gas, timber, lime and limestone.
Mr. Klingaman’s extensive experience in the mining and energy industries, including as Senior Vice President of a large natural resources company, provides him with an intimate knowledge of our operations and our industry.
Jan B. Packwood was the President and Chief Executive Officer of IDACORP, Inc. (NYSE: IDA), a holding company whose main subsidiary, Idaho Power Company, is an electric utility engaged in the generation, transmission, distribution, sale and purchase of electric energy, from 1999 to 2006. Prior to such time, Mr. Packwood served in various executive-level capacities of Idaho Power Company beginning in the 1980s. He currently serves as a director of IDACORP, Inc. and of various IDACORP, Inc. subsidiaries, including Idaho Power Company, IDACORP Financial Services, Inc. and Ida-West Energy Company.
As the former President and Chief Executive Officer of an electric utility involved in the mining and use of coal in the Pacific Northwest, Mr. Packwood brings to the Board a vast knowledge of our and our main customers’ business, including an understanding of the risks faced by our own power plant and the power plants we supply. This expertise will be invaluable in directing the future of our power plant operations, as well as providing insight into potential growth and expansion activities in our mining segment.
Robert C. Scharp was previously the Chief Executive Officer of Shell Coal Pty Ltd from 1997 to 2000 and then Chief Executive Officer of Anglo Coal Australia from 2000 to 2001. He served as the Chairman of the Shell Canada Energy Mining Advisory Council from 2005 to 2010. He had a 22 year career with Kerr McGee Corporation including serving as President — Kerr McGee Coal Corporation and Senior Vice President — Oil and Gas Production. He is a director of Bucyrus International and was a director of Foundation Coal Holdings from 2005 to 2009. Mr. Scharp is also a retired Army National Guard colonel.
Mr. Scharp brings a wealth of coal mining industry experience to the Board, including invaluable chief executive operational oversight of coal mine operations. Mr. Scharp’s vast industry experience will assist the Board in driving future operational mining excellence and evaluating potential growth and expansion opportunities.
Executive Officer Information
Keith E. Alessi, our President and Chief Executive Officer, is discussed above under “Director Information.”
Kevin A. Paprzycki joined Westmoreland as Controller and Principal Accounting Officer in June 2006 and was named Chief Financial Officer in April 2008. In June 2010, he was also named Treasurer. Prior to Westmoreland, Mr. Paprzycki was Corporate Controller at Applied Films Corporation from 2005 to 2006. Mr. Paprzycki became a certified public accountant in 1994 and a certified financial manager and certified management accountant in 2004.
Douglas P. Kathol joined Westmoreland in 2003 as Vice President — Development, adding additional responsibility as Treasurer in 2008. In 2010, Mr. Kathol was named Executive Vice President. Prior to Westmoreland, Mr. Kathol spent almost twenty years in various positions, including Senior Vice President, of Norwest Corporation, a consultant providing expertise to the energy, mining, and natural resources industries.

Jennifer S. Grafton joined Westmoreland as Associate General Counsel in December 2008 and was named General Counsel — Compliance and Corporate Governance and Secretary in February 2011. Prior to Westmoreland, Ms. Grafton worked in the corporate group of various Denver-based and national law firms. She is a member of the Colorado bar.
Morris W. Kegley joined Westmoreland in October 2005 as Assistant General Counsel and was named General Counsel in August 2007. Prior to Westmoreland, he worked in the legal department of Peabody Energy Company from 2004 to 2005. He is a member of the bar of Indiana, Illinois, Wyoming, and Colorado.
CORPORATE GOVERNANCE
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders and maintaining our integrity in the marketplace. The Code of Conduct Handbook for directors, officers and employees, in conjunction with the Certificate of Incorporation, Bylaws, Board committee charters and Corporate Governance Guidelines, form the framework for the governance of Westmoreland. On an annual basis, all directors, officers and employees sign an acknowledgement that they have received and reviewed the guidelines provided in the Code of Conduct Handbook. All of these documents are available at our website at www.westmoreland.com. We will post on this website any amendments to the Code of Conduct Handbook or waivers of the Code of Conduct Handbook for directors and executive officers. You can request a copy of any of these documents by writing to the Secretary, Westmoreland Coal Company, 2 North Cascade Avenue, 2nd Floor, Colorado Springs, Colorado 80903.
Board Structure and Risk Oversight
The Board separated the positions of Chairman of the Board and Chief Executive Officer in May 2009 and elected Richard M. Klingaman, an independent director, as our Chairman, and Keith E. Alessi as our President and Chief Executive Officer. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board believes this leadership structure has enhanced the Board’s oversight of risk and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance.
Risk is inherent with every business, and how well a business manages risk can ultimately influence its success. We face a number of risks, including economic risks, operational risks, environmental and regulatory risks, and others, such as the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The Board believes that establishing the right “tone at the top” and that full and open communication between management and the Board is essential for effective risk management and oversight. Our Chairman talks regularly with our CEO to discuss strategy and the risks facing us. Senior management attend the quarterly board meetings and are available to address any questions or concerns raised by the Board on risk management-related matters. Each quarter, the Board receives presentations from senior management on strategic matters involving our operations and is provided extensive materials that highlight the various factors that could lead to risk in our organization. The Board holds a strategic planning session with senior management on an annual basis to discuss strategies, key challenges, and risks and opportunities for us.
While the Board is ultimately responsible for our risk oversight, our committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation and Benefits Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee is tasked with overseeing succession planning for our directors and executive officers. On an annual basis, pursuant to such committee’s charters, the committees assess risk and have specific conversations with senior management regarding the risks faced.

Committees of the Board of Directors
As of the date of this proxy statement, our Board has seven directors and the following four committees: (1) Audit; (2) Compensation and Benefits; (3) Nominating and Corporate Governance; and (4) Executive. The current committee membership, the number of meetings during 2010 and the function of each of the committees are described below. Each of the committees, except for the Executive Committee, operate under a written charter adopted by the Board. All of the committee charters are available on our website at www.westmoreland.com. During 2010, the Board held nine meetings plus a two-day strategic planning session. Each director serving during 2010 attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he served as a director. Directors are expected to attend the Annual Meeting of Stockholders. All directors attended the last Annual Meeting of Stockholders.

Nominating
		Compensation	and
Name of Director	Audit	and Benefits	Corporate Governance	Executive
Non-Employee Directors:
Thomas J. Coffey	Chair	Member
Michael R. D’Appolonia		Chair	Member	Member
Gail E. Hamilton	Member	Member
Richard M. Klingaman				Member
Jan B. Packwood	Member		Chair
Robert C. Scharp	Member		Member
Employee Director:
Keith E. Alessi				Chair
Number of Meetings in 2010	4	6	4	1
Audit Committee
The Audit Committee provides oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The committee exercises its oversight obligations through regular meetings with management, the Director of Internal Audit and our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee is also responsible for oversight of risks relating to accounting matters, financial reporting and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets with our Chief Financial Officer, the Director of Internal Audit, Ernst & Young LLP and management. The committee also receives periodic reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments. The Board has determined that Thomas J. Coffey is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.
Audit Committee Report
Under its charter, the Audit Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of Westmoreland’s financial reporting process and practices, and its internal control over financial reporting. Management is primarily responsible for our financial statements, the reporting process and assurance for the adequacy of the internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Westmoreland’s financial statements and internal control over financial reporting, and for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles used in the United States and the adequacy of our internal control over financial reporting.
The Audit Committee has reviewed and discussed with Ernst & Young LLP Westmoreland’s audited consolidated financial statements and internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP, during the 2010 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also has reviewed and discussed the audited financial statements with management.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements and assessment of internal controls over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

Thomas J. Coffey, Chairman
Gail E. Hamilton
Jan B. Packwood
Robert C. Scharp
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for assuring that the Board, our Chief Executive Officer, other executive officers, and our key management are compensated appropriately and in a manner consistent with our approved compensation strategy, internal equity considerations, competitive practice, and any relevant laws or regulations. In addition, the committee reviews our compensation programs to ensure that our programs are not promoting imprudent risk-taking. In accordance with its charter, the committee may retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. To assist it in satisfying its oversight responsibilities, the committee retained Buck Consulting at the beginning of 2010 and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.
Compensation Committee Risk Assessment
In February 2011, the committee reviewed and discussed the structure of our compensation program to assess whether any aspect of the program could potentially be expected to provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term stockholder value. To assist the committee in their review, the committee engaged Buck Consulting to conduct a risk assessment of our incentive-based compensation plans (including the annual and long-term incentive programs) and our compensation practices.
Based on the findings of Buck Consulting, our internal controls, policies and risk-mitigating components in our incentive arrangements as well as the committee’s formal review and discussion, the committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us.
Our incentive compensation is designed to reward bonus-eligible employees for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial or operating stability. In addition, the annual bonus program contains a cap on the maximum payout to employees as a whole.
Our executive compensation program includes the following features to help minimize risk:
Compensation Mix. We allocate compensation between fixed and contingent components, between annual cash incentives and long-term equity incentives and between time-based and performance-based long-term incentive compensation, based in part on an employee’s position and level of responsibility within the organization. We believe our mix of compensation elements helps to ensure that executives and other employees who are eligible for incentive compensation do not focus on achieving short-term results at the expense of the long-term growth and sustainability of the company. None of our employees receives compensation which is primarily derived from commissions.
Base salary is the only assured portion of compensation that we provide to our executives and other employees. Consequently, our incentive compensation arrangements are intended to reward performance.

The annual incentive plan establishes cash-based award opportunities that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved, subject to the discretion of the committee to exclude certain events outside our direct control.
The equity-based component of the executive compensation program consists of two types of equity awards: (1) grants of time-vested restricted stock units, and (2) grants of performance-based restricted stock units. The purpose of the three-year vesting schedule for restricted stock units and the three-year performance period for performance-based restricted stock units is to underscore our commitment to long-term decision-making and growth.
Stock Ownership Guidelines. We have established stock ownership guidelines to ensure that our executives’ interests are aligned with those of stockholders. These guidelines also help ensure that the decisions our executives implement to achieve our financial and strategic objectives are focused on our long-term growth and health. We believe that this policy effectively mitigates the possibility that our executives could make business decisions to influence stock price increases in the short-term that cannot be sustained over the long-term or could liquidate their equity holdings to capture short-term fluctuations in our stock price.
Board Approval of Transactions. Management must obtain approval from the Board for significant transactions (i.e., mergers, acquisitions, dividends, etc.) that could impact the achievement of previously approved financial performance targets used in the executive compensation program, and the Compensation and Benefit Committee retains the discretion to ignore the impact of certain factors over which management has no control (such as accounting changes or force majeure events) for purposes of determining whether pre-established performance targets have been met.
Compensation Committee Interlocks and Insider Participation
During 2010, each of Messrs. Klingaman, Coffey and D’Appolonia served on our Compensation and Benefits Committee. None of these directors was a current or former officer or employee of our company, and none had any related party transaction involving our company that is disclosable under Item 404 of Regulation S-K. During 2010, none of our executive officers served on the board of directors of any entity that had one or more executive officers serving on our Board.
Compensation Committee Report
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis, provided below, be included in this proxy statement.

Michael R. D’Appolonia, Chairman
Thomas J. Coffey
Gail E. Hamilton
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to be nominated as members of the Board and considers director candidates brought to the Board by stockholders. The committee also provides oversight on corporate governance matters and provides for the evaluation of Board, committee, and individual director performance, as well as provides oversight on succession planning.
The committee regularly assesses the mix of skills and industry experience currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions. In the event vacancies are anticipated, or arise, the Nominating and Corporate Governance Committee considers various potential candidates for director and employs the same process for evaluating all candidates, including those submitted by stockholders. The committee is responsible for ensuring all director nominees undergo a thorough background check prior to nomination or appointment as a director and to review any adverse findings prior to such nomination or appointment. Candidates may come to the attention of the committee through current Board members, professional search firms, stockholders or other persons. In late 2010, we utilized the services of the National Association of Corporate Directors to help identify potential director candidates for election to the Board.

The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the candidate is contacted by the chairman of the committee for an interview to determine the mutual levels of interest in pursuing the candidacy. The committee is tasked with considering whether the candidate is (i) independent pursuant to the requirements of the NYSE Amex, (ii) accomplished in his or her field and has a reputation, both personal and professional, that is consistent with our ideals and integrity, (iii) able to read and understand basic financial statements, (iv) knowledgeable as to us and the issues affecting our business, (v) committed to enhancing stockholder value, (vi) able to understand fully the legal responsibilities of a director and the governance processes of a public company, (vii) able to develop a good working relationship with other Board members and senior management and (viii) able to suggest business opportunities to us. If these discussions and considerations are favorable, the committee makes a final recommendation to the Board to nominate the candidate for election.
In considering whether to recommend any particular candidate, including incumbent directors, for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee takes into consideration a number of criteria which include: professional work experience; skills; expertise; diversity; personal and professional integrity; character; temperament; business judgment; time availability in light of other commitments; dedication; conflicts of interest; and public company experience. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee focuses on issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The committee does not have a formal policy with respect to diversity; however, the Board and the committee believe that it is essential that the Board members represent diverse viewpoints and strives to ensure that the slate of nominees represents a wide breadth of diverse backgrounds and skill sets to adequately represent the needs of the stockholders. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. We believe that the backgrounds and qualifications of our directors, considered as a group, provide a composite mix of skills, experience, and knowledge that will assure that the Board can continue to fulfill its responsibilities.
The Board’s retirement policy mandates that directors elected to the Board at our annual meeting retire from the Board at the first annual meeting of stockholders following the director’s 75th birthday. The Board grandfathered all current directors, making the new retirement policy only applicable to current and future directors who will turn 75 after May 2010.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Westmoreland Coal Company, 2 North Cascade Avenue, 2nd Floor, Colorado Springs, Colorado 80903. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement for the next annual meeting.
Stockholders also have the right to nominate director candidates directly, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth in Section 2.6, “Advance Notice of Nominees,” in our bylaws. Among other things, a stockholder wishing to nominate a director candidate must give notice to us within the specified time period that includes the information about the stockholder and the proposed nominee required by the bylaws. Any stockholder wishing to nominate a candidate for election to the Board pursuant to the bylaw provision must strictly comply with the procedures specified in Section 2.6 of the bylaws. Candidates nominated by stockholders in accordance with these procedures will not be included in our proxy statement for the next annual meeting.
Other Committees
During 2010, the Board had two other committees in addition to the committees set forth above: the Executive Committee and the Pricing Committee. The Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. During 2010, the Executive Committee held one informal meeting. The Pricing Committee acts in the event of offerings of the Company’s securities with respect to matters such as determining the price and terms at which such securities shall be sold to underwriters and the public. During 2010, the Pricing Committee held no meetings, but acted by unanimous written consent on several occasions with respect to the contribution of shares to our pension plans.

Director Independence
The NYSE Amex listing standards generally define an “independent director” as a non-employee director who is affirmatively determined by the Board not to have a material relationship with the listed company that would interfere with the exercise of independent judgment. Our Board has determined that each of our directors, with the exception of our Chief Executive Officer, is independent as defined by the NYSE Amex. The independent directors meet during most Board meetings in separate executive session without management present. The Chairman of the Board, who is an independent director, presides over these meetings. Each member of the Audit Committee must, in addition to the independence requirements of the NYSE Amex, meet the heightened independence standards required for audit committee members under the NYSE Amex listing standards, Section 10A of the Securities Exchange Act of 1934, and Rule 10A-3 thereunder. The Board has determined that Messrs. Coffey, Packwood and Scharp and Ms. Hamilton each meet such heightened independence standards.
Communicating with the Board
Stockholders who wish to write directly to the Board on any topic should address communications to the Board of Directors in care of the Chairman, Westmoreland Coal Company Board of Directors, 2 North Cascade Avenue, 2nd Floor, Colorado Springs, Colorado 80903. Our Chairman will report on stockholder communications to the Board and provide copies or specific summaries to directors on matters deemed to be of appropriate importance. In general, communications from stockholders relating to corporate governance will be forwarded to the Board unless they are frivolous, obscene, repeat the same information contained in earlier communications, or fail to identify the author.
DIRECTOR COMPENSATION FOR 2010
The elements of our 2010 director compensation are reflected in the table below. We believe that it is important to attract and retain outstanding non-employee directors. One way we achieve this goal is through a competitive compensation program. To that end, in 2010, management worked with Buck Consulting to evaluate the competitiveness of our compensation program for our non-employee directors. After evaluating competitive market data on non-employee director compensation, an increase in both the annual cash and equity retainers was recommended to our Compensation and Benefits Committee so that Westmoreland’s non-employee director compensation remains competitive with our peer group. In June 2010, the Compensation and Benefits Committee recommended and the Board approved the below compensation structure, which was approved for fiscal year 2011.

Type of Compensation	Amount
Annual Cash Retainer	$35,000
Annual Stock Awards Retainer (restricted stock with one-year vest)	$50,000 valued at fair market value on date of grant
Annual Retainer for Chairman (in addition to other retainers)	$35,000
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$7,000
Compensation and Benefits Committee	$5,000
Nominating and Corporate Governance Committee	$3,000
Annual Retainer for Serving on the Audit, C&B or N&CG Committees	$5,000 per committee
Attendance at Board or Committee Meeting (in-person)	$1,500 per meeting
Attendance at Board or Committee Meeting (telephonic)	$1,000 per meeting
2010 Non-Employee Director Compensation

	Fees Earned Or	Stock	Total Compensation
Name(1)	Paid In Cash($)	Awards($)(2)	($)
Thomas J. Coffey	70,500	29,996	100,496
Michael R. D’Appolonia	60,600	29,996	90,596
Richard M. Klingaman	103,500	29,996	133,496
William M. Stern	56,500	29,996	86,496
Frank T. Vicino, Jr.	33,462	29,996	63,458

(1)	Mr. Alessi, who is our Chief Executive Officer and a director, does not receive any additional compensation for his services as a director.

(2)
2,901 shares of common stock were awarded to each non-employee director elected to the Board in May 2010. Sale of the shares is restricted until May 2011. The grant date fair value of these awards was $10.34 per share.

Non-Employee Director Stock Ownership Guidelines
In March 2011, the Board adopted stock ownership guidelines for non-employee directors under which the directors are expected to own Westmoreland equity at least equal in value to three times the annual cash retainer, with a five-year timetable to comply.

2010 Outstanding Equity Awards at Fiscal Year-End for Directors

Option Awards
			Option
	Securities Underlying	Securities Underlying	Exercise	Option
	Unexercised Options (#)	Unexercised Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Thomas J. Coffey	10,000	0	18.01	5/31/11
	5,000	0	15.31	5/24/12
	1,762	0	25.14	6/23/16
Richard M. Klingaman	3,733	0	23.99	2/27/16
William M. Stern	5,000	0	18.01	5/31/11
	5,000	0	15.31	5/24/12
	1,762	0	25.14	6/23/16
BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information, as of March 1, 2011, concerning beneficial ownership by: holders of more than 5% of any class of our voting securities; directors; each of the named executive officers listed in the Summary Compensation Table; and all directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days of March 1, 2011 through the exercise of any stock options, the conversion of depositary shares at a conversion ratio of 1.708 shares of common stock for each depositary share, or upon the exercise or conversion of other rights. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the table. The percentage calculations set forth in the table are based on 13,098,531 shares of common stock outstanding and 640,516 depositary shares outstanding on March 1, 2011.

	Common	% of	Depositary	% of
Name of Beneficial Owner	Stock	Common	Shares	Depositary
5% or Greater Equity Holders
Jeffrey L. Gendell (1)	3,288,025	25.10%	3,700	*
Frank Vicino Jr. (2)	188,612	1.42%	108,730	16.98%
Stephen D. Rosenbaum (3)	131,404	1.00%	60,000	9.37%
T. Rowe Price (4)	757,320	5.79%	—	—
Officers and Directors
Thomas J. Coffey (5)	51,696	*	—	—
Michael R. D’Appolonia (6)	9,448	*	—	—
Gail E. Hamilton	—	—	—	—
Richard M. Klingaman (7)	10,343	*	—	—
Jan B. Packwood	—	—	—	—
Robert C. Scharp	—	—	—	—
Keith E. Alessi (8)	81,789	*	—	—
Kevin A. Paprzycki (9)	8,593	*	—	—
Douglas P. Kathol (10)	40,867	*	—	—
John V. O’Laughlin (11)	53,377	*	—	—
Morris W. Kegley (12)	9,297	*	—	—
Directors and Executive Officers as a Group (11 persons)	213,511	1.62%	—	—

*	Percentages of less than 1% are indicated by an asterisk.

(1)
The total for Mr. Gendell includes shares of common stock, as well as shares of common stock issuable upon conversion of depositary shares. According to a Schedule 13D/A filed February 11, 2011, Mr. Gendell owns 549,000 shares of common stock of which he has sole voting and dispositive power. In addition, Tontine Capital Partners, L.P. and other limited partnerships and limited liability companies that are affiliates of Tontine Capital Partners, L.P. own 2,732,707 shares of common stock and 3,700 depositary shares that are convertible into 6,318 shares of common stock. Mr. Gendell is either a managing member of, or a managing member of the general partner of, these limited partnerships and limited liability companies and has shared voting and dispositive power over these shares. All of the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of these shares for purposes of Section 16(a) under the Exchange Act, or otherwise, except as to shares directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, these limited partnerships and limited liability companies. The address for Mr. Gendell is 55 Railroad Avenue, Greenwich, CT 06830.

(2)
According to a Schedule 13D/A filed on February 19, 2010, Mr. Frank Vicino Jr. beneficially owns 108,730 depositary shares of which he has sole voting and sole dispositive power for 86,750 shares, and shared voting and dispositive power over 21,980 shares. The common stock total for Mr. Vicino includes 184,857 common shares issuable upon conversion of depositary shares plus an additional 2,901 shares for which sale is restricted until May 2011.

(3)
The total for Mr. Rosenbaum includes shares of common stock, as well as shares of common stock issuable upon conversion of depositary shares. The depositary shares are convertible into 102,480 shares of common stock. The address for Mr. Rosenbaum is 817 N. Calvert Street, Baltimore, MD 21202.

(4)
According to a Schedule 13G/A filed on February 10, 2011, these securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Stock Fund, Inc. (which owns 591,800 shares, representing 4.5% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of T. Rowe Price is 100 East Pratt St., Baltimore, Maryland 21202.

(5)	Includes 15,000 common shares that may be purchased upon exercise of options and 2,901 common shares for which sale is restricted until May 2011.

(6)	Includes 2,901 common shares for which sales are restricted until May 2011.

(7)	Includes 2,901 common shares for which sales are restricted until May 2011.

(8)	Includes 4,341 common shares held through the 401(k) plan and 70,556 common shares that may be purchased upon exercise of options under equity plans.

(9)	Includes 2,640 common shares held through the 401(k) plan and 4,666 common shares that may be purchased upon exercise of options under the 2007 plan.

(10)
Includes 3,938 common shares held through the 401(k) plan, 7,500 common shares that may be purchased upon exercise of options under the 2002 plan and 4,666 common shares that may be purchased upon exercise of options under the 2007 plan. In addition, beneficial ownership includes 9,410 shares of common stock and 14,066 options under various plans that are owned by Mr. Kathol’s wife. Mr. Kathol expressly disclaims beneficial ownership of these securities, and this disclosure shall not be an admission that he is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(11)	Includes 5,656 common shares held through the 401(k) plan and 44,299 common shares that may be purchased upon exercise of options under equity plans.

(12)	Includes 3,344 common shares held through the 401(k) plan and 4,666 common shares that may be purchased upon exercise of options under the 2007 plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE Amex. To the knowledge of management, based solely on its review of such reports, no person who at any time during the fiscal year ended December 31, 2010, was a director, executive officer, or beneficial owner of more than ten percent of any class of equity securities of Westmoreland Coal Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year.
EQUITY COMPENSATION PLAN INFORMATION
At December 31, 2010, we had stock options and stock appreciation rights (“SARs”) outstanding from four stockholder-approved stock plans and one plan for non-employee directors that was not approved by stockholders. The 2000 Nonemployee Directors’ Stock Incentive Plan is the only plan not approved by stockholders and provided for the grant of stock options to non-employee directors at the time they were first elected to the Board and at the time of each subsequent re-election to the Board. In October 2009, the Board terminated the 2000 Nonemployee Directors’ Stock Incentive Plan and several other stock-holder approved plans. The termination of these plans does not impair the rights of any participant under any award granted pursuant to the plans. All new equity issuances, whether to directors or officers, are made out of our stockholder-approved 2007 plan.

				Number of Securities
				Remaining Available for Future
	Number of Securities to		Weighted Average	Issuance Under Equity
	be Issued Upon Exercise		Exercise Price	Compensation Plans (Excluding
	of Outstanding Options		of Outstanding Options	Securities Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity plans approved by security holders	243,590	(1)	$19.96	288,261	(3)
Equity plans not approved by security holders	75,000	(2)	$15.85	0
Total	318,590		$18.99	288,261

(1)
Excludes SARs to acquire 102,867 shares of common stock with exercise prices above $11.94, the closing price of a share of our common stock as reported on the NYSE Amex on December 31, 2010. At December 31, 2010, 139,267 SARs were outstanding with base prices between $19.37 and $29.48.

(2)
Excludes SARs to acquire 16,067 shares of common stock with exercise prices above $11.94, the closing price of a share of our common stock as reported on the NYSE Amex on December 31, 2010. At December 31, 2010, 16,067 SARs were outstanding with base prices between $23.985 and $25.14.

(3)
Number of securities remaining available for future issuance reflects the reservation of 200,758 shares for issuance to certain employees upon the completion of certain time-based vesting restrictions related to restricted stock units issued on July 1, 2009 and July 1, 2010.

COMPENSATION DISCUSSION AND ANALYSIS
Westmoreland Coal Company has experienced dramatic changes since its inception in 1854. Originally focused on underground mining in the Appalachian Basin, we have since divested ourselves of all eastern mining properties and assets, moved our headquarters to Colorado and purchased five surface coal mining operations. Since 2001, we have dramatically recreated ourselves as an energy company focused on niche coal markets where we take advantage of long-term coal contracts and rail transportation advantages. To understand our company and the way in which we compensate our executives, it is important to understand our business environment over the last several years, the recent struggles that we have faced and the progress we have made towards bringing the company to profitability. We believe that fully understanding who we are as a company and the steps we have taken over the last several years to position ourselves to forge ahead into the next decade will provide insight into our past compensation practices and the steps we are taking to align the pay of our executives with creating long-term stockholder value.
Historical Business Environment
Our business is unusual in that a high proportion of our revenues, and therefore cash flows, are set or limited by contractual relationships. As such, management must focus on cost control, standardization, and efficiency in order to generate cash and profits. Along with these long-term contracts, we have the ongoing responsibility for substantial post-retirement health care liabilities associated with our discontinued Appalachian Basin underground mining operations. We have been challenged over the past years with generating sufficient cash at our operating subsidiaries to fund both the cost of corporate overhead and these additional post-retirement liabilities. In 2007, we hired Mr. Keith E. Alessi as Chief Executive Officer (“CEO”) at a difficult time in our history. At that time, we were not producing cash flows sufficient to fund our operations and the substantial legacy costs. The Board charged Mr. Alessi with standardizing our operations, implementing procedures and controls, reducing corporate overhead, stabilizing cash flow and setting a new, focused strategic vision. From 2007 through the end of 2009, management radically overhauled the business through staffing changes, elimination of unnecessary perquisites and compensation structures, the redesign or termination of certain benefit programs, settling of various outstanding litigation matters, consolidating and leveraging benefit programs across all business units, negotiating favorable modifications to certain agreements with our union partners, standardizing and streamlining financial and business reporting and restructuring many of our major debt arrangements.
Fiscal 2010 — The Year in Review
Fiscal year 2010 was a notable year at Westmoreland Coal Company. We improved operating income $52.3 million year-over-year. This significant improvement in performance was a direct result of the implementation of key cost-saving initiatives over the preceding three years. In addition, each of our mines recorded improved safety performance measured by reportable incident rates for surface coal mines that exceeded the national average. Over the course of the year, we cut our liabilities and decreased cash spend through the successful implementation of a modernized prescription drug plan for our heritage retirees. In addition, we also realized material cost savings of efforts from 2008 and 2009 through streamlined processes, lower overall benefit expenses, the accomplishment of major information technology standardization projects, lowered legal costs, and the commencement of a new coal supply contract at the Rosebud mine. We undertook a number of value-add projects, including enhanced operational and financing reporting, an overhaul of the budgeting process and the commencement of reserve acquisition to extend the life of our mines.
Fiscal 2011 — The Year Ahead
Historically, the Compensation and Benefits Committee (the “Committee”) recognized the unique difficulties presented by our business model and that traditional incentive measurements were not always an appropriate measure for incentive compensation. As such, individual project-based accountabilities for senior managers were set and a large percentage of cash incentive bonuses were tied to achievement of these short-term goals during the 2008 through 2010 period. To better align the management team with the long-term interests of the stockholders, we performed a dramatic overhaul of the executive compensation program with the assistance of Buck Consulting. The new program places a larger portion of total compensation at risk under a long-term incentive plan that is both time and performance based. The new program also ties the annual incentive program to key metrics that drive management behavior towards creating operating income and free cash flow and the achievement of identified strategic business objectives. In all instances, the new executive compensation program is designed to drive management behavior toward creating stockholder value without imprudent risk-taking behavior. In addition, Buck Consulting assisted the Committee in creating a more appropriate peer group that we are using to better align total executive compensation packages to the market median.

General Compensation Practices and Philosophy
Based on a holistic review and overhaul of the compensation program in 2010, our philosophy for total compensation packages for fiscal year 2011 is significantly different than in prior periods. Our prior approach was reflective of the state of the company and the need to incent management to bring the company through the difficult period of turning around its financial performance. The new compensation philosophy is forward-looking in nature and is intended to more closely align the performance of the company to that of enhancing stockholder value.
Westmoreland now bases its total compensation strategy on a moderate growth model. As a moderate growth company, Westmoreland maintains salaries at or near market medians, shifts a portion of short-term incentive to long-term incentive and increases the percentage of long-term incentives as a percentage of total compensation to bring total pay to median. Our named executive officers remain at-will employees and do not have employment agreements, including the CEO. In addition, we do not provide any perquisites to our executives and our executives participate in the standard health and welfare programs that are consistent with industry standards. Our compensation program is intended to attract, retain, reward, and motivate our executives and is guided by several key principles:
•	Design a program that is simple, easy to understand, incents performance and aligns with long-term stockholder interests through the use of equity awards;
•	Target compensation levels set at or near market median of our peer group;
•	Link pay to performance by making between 30 and 43 percent of total executive compensation, depending on the executive, variable or “at risk” over the long-term; and
•	Provide a compensation program that emphasizes direct compensation as opposed to perquisites and other benefits.
Stock Ownership Guidelines and Clawback Policies
In order to better align the interests of our executive management team with the interests of our stockholders and to promote our commitment to sound corporate governance, the Committee approved stock ownership guidelines in 2011. The executive management team is expected to be in compliance with these guidelines within five years of becoming subject to the policy. The ownership requirement for our named executive officers is calculated as a multiple of base salary as follows:

	Multiple of Base
Executive Level	Salary
CEO	3.0	x
CFO, EVP and SVP	1.5	x
Other named executive officers	1.0	x
At this time, the Committee has not adopted a clawback policy for the executive management team. While in full support of such a policy, the Committee is waiting for more formal guidance from the Securities and Exchange Commission in response to the recent Dodd Frank legislation before adoption and implementation of a formal policy.
Compensation Methodology
Peer Comparisons and Survey Data
In 2010, we developed a modified peer group based on criteria that represents the characteristics that define the markets in which we compete for talent, rather than simply the markets in which we compete for business. In creating our peer group, we noted that there are very few comparably-sized publicly-traded coal companies to align ourselves with for comparative purposes. In addition, a third of our executive team comes from segments other than mining. With these and other factors in mind, we identified two characteristics that we believe would have the greatest influence on how we perform, as well as on the leadership talent that we need to drive outstanding performance. First, we are capital-intensive and second, we maintain long-term contracts as part of the business relationship that is established with customers. Based on such characteristics, we identified the below peer group for 2010 with the assistance of our compensation consultant. The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graph, which can be found in our 2010 Annual Report to Stockholders. We believe that the peer group listed below, when used in conjunction with third-party compensation survey information, enabled us to provide an accurate assessment of market practices for the compensation of our executive management team.

Name	FY 2009 Net Income in Millions ($)	FY 2009 Revenues in Millions ($)
Atwood Oceanics	256	650
Calgon Carbon Corp.	39	412
Drew Industries Inc.	-24	398
Dril-Quip Inc.	105	540
Forward Air Corp.	10	417
Genessee & Wyoming Inc.	60	545
Gulf Island Fabrication Inc.	21	311
Hecla Mining Co.	68	312
Heico Corp.	45	538
Hornbeck Offshore Services Inc.	50	386
Horsehead Holding Corp.	-27	216
James River Coal Co.	51	681
Pioneer Drilling Co.	-23	325
Stillwater Mining Co.	-9	394
Superior Well Services Inc.	-80	399
Union Drilling Inc.	-12	169
Unit Corp.	-55	703

Westmoreland Coal Company	-29	443
In 2010, we used Economic Research Institute, CompAnalyst and Hay Group market data as additional comparison points. Total market data was compared with individual pay for each position, and “compra-ratios” were determined. Compra-ratios are an individual’s current salary divided by the reference point of the market data. For example, if an individual’s salary is $125,000 and the mid-point of the market data for that position was $100,000, the compra-ratio for that individual would be 125%, meaning such person is earning 25% more than the average of the market.
Internal Pay Equity
The Committee considers internal pay equity when making compensation decisions for the executive management team. However, the Committee does not use a fixed ratio or formula when comparing compensation among executive officers. Our CEO is compensated at a higher level than other executive officers due to his significantly greater level of experience, accountability and responsibility. Mr. Alessi’s targeted total cash compensation was 3.6 times greater than the average of our four other named executive officers, which differential includes his 2010 discretionary bonus. We feel that Mr. Alessi’s cash compensation for 2010 as compared to the other named executive officers is appropriate based on his significant contributions in refocusing and improving our business operations since 2007. Our next highest paid named executive officer makes 1.3 times our lowest paid named executive officer. We believe such internal pay equity highlights the reasonableness of the dispersion of pay to our named executive officers.
Compensation Administration and the Role of Management in Determining Executive Compensation
The Committee establishes overall compensation strategy to ensure that our executives are rewarded appropriately and that executive compensation supports our business strategy and objectives. At the beginning of the calendar year, each executive sets personal performance goals, which are approved by the CEO for the executive team and by the Committee for the CEO, targeted to positively influence stockholder value. At the end of the calendar year, performance is evaluated by the CEO, for the other named executive officers, and by the Board, for the CEO, against the established goals and individual accomplishments during the year. The Committee reviews and approves the compensation, including base salaries, annual incentives, long-term incentives, and other benefits, of our named executive officers. The Committee also reviews and approves the compensation for other key executives who are not identified in this report. The annual incentive bonuses are paid out during the first quarter of the calendar year while increases to base salaries occur at the beginning of the second quarter. Long-term equity incentives, which are based on management tiers, were awarded on July 1, 2010. However, on a going-forward basis, long-term equity incentive awards will be issued on April 1st.
While the Committee has the responsibility to monitor and approve all compensation for our named executive officers, management also plays an important role in determining executive compensation. At the Committee’s request, management recommends appropriate company-wide and mine and power financial and non-financial performance goals. After review and discussion, the Committee adopts performance goals for the coming year. Management works with the Committee to establish the agenda and prepare information for each Committee meeting. In addition, the CEO assists the Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommending compensation levels for such officers. The Committee also has a process for soliciting from the CEO an assessment of his own performance, which in conjunction with each director’s independent analysis of the CEO’s performance, is used to assist the Committee and the Board in their evaluation of the CEO’s performance. The CEO is not present during the Committee and Board review and assessment of the CEO’s performance evaluation.

Role of Compensation Consultants
The Committee retained Buck Consulting in February 2010 to serve as the Committee’s compensation consultant to assist the Committee in thoroughly reviewing our executive compensation program for future periods. Buck Consulting provided high-level guidance to the Committee in early 2010 in determining the total compensation packages for executive management. In addition, throughout 2010, Buck Consulting assisted management and the Committee in developing a modified total compensation philosophy and a more appropriate compensation package for the executive management team.
Components of the Executive Compensation Program for 2010
Our executive compensation program consists of three main elements:
Base Salary
In determining base salaries, each executive’s role and responsibility, applicable experience, unique skills, past performance, future potential with us, salary data for similar positions (compra-ratios), and internal equity are considered. The Committee is guided in its base salary determinations by a merit matrix that takes into account compra-ratios and performance. This matrix, which is utilized for all employees and includes our named executive officers, allows the Committee to approve recommended base pay increases out of the available merit pool, which was set at 3.0% for 2011. For example, an outstanding performing executive who has a low compra-ratio, such as 75%, would be eligible for a 4.5% merit increase, while, conversely, a lower performing executive with a high compra-ratio, such as 125%, would generally not be eligible for a merit increase. Individual increases to base salary are not guaranteed for our named executive officers and are provided only at the discretion of the Committee after a review of an individual’s performance and relevant market data.
Base Salaries for 2010

Name	Position	Base Salary
Keith E. Alessi	CEO and President	$600,000/ $400,000[1]
Douglas P. Kathol	Executive Vice President	$212,672/ $275,000[2]
Kevin A. Paprzycki	Chief Financial Officer and Treasurer	$212,175/ $217,175[3]
John V. O’Laughlin	Vice President — Coal Operations	$225,508
Morris W. Kegley	General Counsel	$215,671

[1]	Mr. Alessi’s base salary was set at $600,000 through June of 2010. In June of 2010, Mr. Alessi’s base salary was adjusted to $400,000 to reflect the change in his role with us.

[2]	Mr. Kathol’s base salary was set at $212,672 through June of 2010. In June of 2010, Mr. Kathol’s base salary was increased to $275,000 to reflect his promotion to Executive Vice President.

[3]	Mr. Paprzycki’s base salary was set at $212,175 through June of 2010. In June of 2010, Mr. Paprzycki’s base salary was increased $5,000 to reflect the addition of the Treasury role.
Annual Incentive Compensation
The annual incentive plan is intended to provide variable compensation awarded for performance based on the achievement of strategic goals and objectives. The incentive pay is based on financial performance and personal performance, while executives with direct mining operational responsibility also have a safety component. If the thresholds for the financial and safety components are not met, then no payout is made for that particular component. The annual incentive plan goals for fiscal year 2010 were set by the Committee in February 2010 and encompassed the following:

GOAL	COMPONENTS	PERCENT OF TOTAL BONUS
Financial	Threshold = Annual budgeted operating income of the mine/ division	• •	40% for mine operational executives 55% for corporate office executives
• 50% of goal will be paid out upon meeting the threshold
• Achievement in excess of the threshold is prorated

Safety	Threshold = Annual National Mine Safety and Health Administration (MSHA) average for reportable incident rate for surface mines in the coal industry	• •	30% for mine operational executives Not applicable for corporate executives
• 50% of goal will be paid out upon meeting the threshold
• Achievement in excess of the threshold is prorated

Individual	The percentage payout is evaluated on achievement of certain individual goals established between the executive and the CEO (or, in the case of the CEO, between him and the Board) and will be based on the executive’s overall performance. An executive may receive greater than 100% payout for the individual goal based on exemplary performance, as approved by the Committee, or in the case of the CEO, by the Board.	• •	30% for mine operational executives 45% for corporate office executives

Target vs. Actual Annual Incentive Bonuses
Paid for 2010 Performance

				Percentage of Target	Percentage of	Percentage of
	Percentage of Total		Target Total Cash	Individual Bonus	Target Financial	Target Safety
Name	Compensation		Incentive Bonus	Approved	Bonus Approved[3]	Bonus Approved[4]	Total Cash Bonus
Keith E. Alessi	70%/100	% [1]	$404,614	235%	135%	NA	$882,240
Douglas Kathol	40%/50	% [2]	$113,106	100%	135%	NA	$134,805
Kevin A. Paprzycki	40%		$85,568	100%	135%	NA	$101,994
Morris W. Kegley	40%		$78,700	100%	135%	NA	$93,799
John V. O’Laughlin	50%		$112,119	0%	63%	114%	$66,465

[1]	In June of 2010, Mr. Alessi’s total compensation package shifted, resulting in less base salary and more compensation at-risk. As such, his percentage of AIP payout was increased from 70% to 100%.

[2]	In June of 2010, Mr. Kathol was promoted to Executive Vice President. As such, his percentage of AIP payout was increased from 40% to 50%.

[3]
In 2010, the annual budgeted operating income threshold for Messrs. Alessi, Kathol, Kegley and Paprzycki was $14.304 million. The 2010 actual operating income was $20.922 million. While the actual operating income would have brought the payout to 200%, management recommended and the Committee approved a 135% payout reflecting certain one-time adjustments being backed out. In 2010, the annual budgeted operating income threshold for Mr. O’Laughlin was $32.006 million. The 2010 actual operating income was $32.922 million.

[4]
In 2010, the average national reportable incident rate was 1.83, which is a calculation based on total hours worked and reportable incidents. In 2010, the average reportable incident rate for the mines Mr. O’Laughlin oversaw was 1.31.

Long-Term Incentive
Long-term incentive awards are designed to align the interests of our executives with those of our stockholders. In 2010, we issued restricted stock units with a three-year vest on July 1, 2010 based on a tiered system that provides an identical number of restricted stock units to executives in that tier, which awards represent between approximately 20% and 40% of such executive’s base salary compensation. To determine the number of restricted stock units awarded to a named executive officer in a given tier, the Committee multiplies the assigned percentage of base salary compensation, such as 20%, times the average of the base salaries of all individuals assigned to such tier. The resulting number is divided by the fair value of our common stock based on a 10-day average price immediately preceding grant date to determine the number of restricted stock units granted to such tier, rounded for ease of administration.
Long-Term Incentive Awards for 2010

Name	Long-Term Incentive Tier	Number of RSUs	Grant Date Fair Value of RSUs
Keith E. Alessi	125%	59,775	$484,775
Douglas P. Kathol	45%	14,796	$119,996
Kevin A. Paprzycki	34%	8,916	$72,309
John V. O’Laughlin	31%	9,852	$79,900
Morris W. Kegley	22%	6,570	$53,283
Post-Employment Benefits
We have a severance policy that provides, under certain circumstances, our executives with twelve months of base pay, in addition to nine months of outplacement assistance and 12 months of health benefits at the same cost share as active employees. Payment under the severance policy is triggered upon the following events: involuntary termination that is not for cause, such as a layoff; the sale of a facility or division, such as the sale of a specific mine; or a position being relocated by at least fifty miles. Except for this severance policy, we do not guarantee or provide any other cash compensation or benefits to our executives upon their departure from Westmoreland. For full walk-away amounts for each of our named executive officers upon the happening of certain events, such as involuntary termination without cause or change-in-control, see “EXECUTIVE COMPENSATION FOR 2010-Potential Payments upon Termination or Change-in-Control” below.

2011 Compensation Program
As illustrated in the graph below, we believe that performance and equity-based compensation should increase as a percentage of total direct compensation as salary grade levels and responsibility increases. As such, for 2011, the CEO has the highest percentage of total compensation at risk through both the annual and long-term incentive opportunities.

As approved by the Committee and the Board, the following table illustrates the total compensation packages for the projected named executive officers for 2011.

				Targeted	Targeted Total
Name	Position	Base Salary	Targeted AIP	LTIP	Compensation
Keith E. Alessi	CEO and President	$600,000	100%	150%	$2,100,000
Douglas P. Kathol	Executive Vice President	$280,500	40%	80%	$617,100
Kevin A. Paprzycki	Chief Financial Officer and Treasurer	$245,000	35%	70%	$502,300
Vacant	Senior Vice President	TBD	35%	70%	$ TBD
Morris W. Kegley	General Counsel	$224,300	30%	60%	$426,200
Summary of Named Executive Officer Compensation
Keith E. Alessi: President and Chief Executive Officer

Total Cash Received				# of RSUs / Grant Date Fair
for 2010	2010 Base Salary	Bonus for 2010		Value of 2010 RSUs
$974,544	$600,000/$400,000[1]	$882,240	[2]	59,775 RSUs/ $484,775

[1]
Mr. Alessi’s base salary was set at $600,000 through June of 2010. In June of 2010, Mr. Alessi’s base salary was adjusted to $400,000 to reflect the transition of oversight of various operational divisions to Mr. Kathol as Executive Vice President.

[2]	The Board issued $400,000 worth of Mr. Alessi’s AIP payout in the form of unrestricted fully-vested common stock, issued on March 15, 2011.

Base Salary
For 2011, the Committee increased Mr. Alessi’s base salary back to $600,000, which puts this component of compensation between the peer group median and 75%. The Committee feels that this salary is appropriate given Mr. Alessi’s skill set and experience, as well as our improving performance.
Annual Incentive Compensation
Financial Component: The financial component was based on budgeted operating income at the consolidated corporate level. As we exceeded threshold budgeted operating income, this component was paid out at 135%.
Individual Component: The Committee recommended and the Board approved a 235% individual performance payout for Mr. Alessi for his performance in 2010. The non-employee directors of the Board reviewed and provided feedback on Mr. Alessi’s financial performance, strategic effectiveness, business management, talent management and personal effectiveness. Mr. Alessi was provided above average ratings in all categories by the directors. Coupled with such ratings, the Committee took particular note of Mr. Alessi’s leadership in making significant progress with our financial performance including a $52.3 million increase in operating income and a $43.4 million improvement in pretax income from 2009. The Board also recognized his leadership in 2010 and initiative and management of the successful refinancing of the company’s debt via a high yield note offering.
Safety Component: Not applicable.
Long-Term Incentive Compensation
For fiscal year 2010, Mr. Alessi was awarded long-term equity at a targeted 125% of base salary, which is at a substantially higher tier than the other named executive officers. The Board felt such grant was warranted due to Mr. Alessi’s direct responsibility for overseeing the entire organization, as well as direct responsibility for our company’s profits and losses. The Board and Mr. Alessi felt strongly that his compensation should be directly tied to that of the stockholders and our overall financial results.
Douglas Kathol: Executive Vice President

Total Cash Received			# of RSUs / Grant Date Fair
for 2010	2010 Base Salary	Bonus for 2010	Value of 2010 RSUs
$383,197	$212,672/$275,000[1]	$134,805	14,796 RSUs/ $119,995

[1]	Mr. Kathol’s base salary was set at $212,672 through June of 2010. In June of 2010, Mr. Kathol’s base salary was increased to $275,000 to reflect his promotion to Executive Vice President.
Base Salary
In June 2010, the Committee approved Mr. Kathol’s base pay increase to $275,000 reflective of his promotion to Executive Vice President. Taking into account his mid-year promotion and accompanying salary adjustment, in February 2011 the Committee awarded Mr. Kathol an additional 2.0% merit increase, bringing his base salary to $280,500 effective as of March 31, 2011. Mr. Kathol’s base salary is slightly over median for the peer group, which reflects his extensive mining and operational experience.
Annual Incentive Compensation
Financial Component: The financial component was based on budgeted operating income at the consolidated corporate level. As we exceeded threshold budgeted operating income, this component was paid out at 135%.
Individual Component: Management proposed and the Committee approved a 100% individual performance payout for Mr. Kathol due to efforts in reducing bonding collateral needs at Westmoreland Mining, LLC. In addition Mr. Kathol increased Director and Officer Insurance and Property and Casualty coverage at a lower premium, enhanced customer interactions, which included meetings with a significant number of existing customers and worked on the renegotiation of the Rocky Mountain Power contract and the beginning of negotiations for the 2016 renewal of the Coyote contract.
Safety Component: Not applicable.

Long-Term Incentive Compensation
For fiscal year 2010, the Committee awarded Mr. Kathol 14,796 restricted stock units representing 45% of his base salary, which is the second largest equity grant on the executive team. The Committee felt this award appropriate given Mr. Kathol’s role in the organization and direct operational responsibilities and to more closely align Mr. Kathol’s performance to creating stockholder value.
Kevin A. Paprzycki: Chief Financial Officer and Treasurer

Total Cash Received			# of RSUs / Grant Date Fair
for 2010	2010 Base Salary	Bonus for 2010	Value of 2010 RSUs
$315,892	$212,175/$217,175[1]	$101,944	8,916 RSUs/ $72,309

[1]	Mr. Paprzycki’s base salary was set at $212,175 through June of 2010. In June of 2010, Mr. Paprzycki’s base salary was increased $5,000 to reflect the addition of the Treasury role.
Base Salary
The Committee approved Mr. Paprzycki’s new base salary for 2011 commensurate with his added responsibilities and in line with the peer group, bringing his base salary to $245,000 effective as of February 4, 2011. Mr. Paprzycki’s adjusted base salary reflects his commendable performance in 2010, growth in the CFO/ Treasury role and market data.
Annual Incentive Compensation
Financial Component: The financial component was based on budgeted operating income at the consolidated corporate level. As we exceeded threshold budgeted operating income, this component was paid out at 135%.
Individual Component: Management proposed and the Committee approved a 100% individual performance payout for Mr. Paprzycki as he met his goals for 2010. In 2010, through both the retention of new talent and the utilization of existing resources, Mr. Paprzycki led the Finance Team to achieve a number of key objectives. During such time frame, Mr. Paprzycki developed a free cash flow projection and measurement system, which brought value add performance information to the management team and the Board of Directors. In addition, the Finance Team incorporated better reporting and analysis of our heritage cash spending, ensuring the Company generated its targeted savings for one of the Company’s largest liabilities. Through Mr. Paprzycki’s leadership, the Finance Team also executed several successful tax minimization opportunities and implemented a new software system for the Company’s income tax accounting.
Safety Component: Not applicable.
Long-Term Incentive Compensation
For fiscal year 2010, the Committee awarded Mr. Paprzycki 8,916 restricted stock units, which reflected the target percentage award from his set tier plus an additional 2,000 shares as compensation for his additional responsibilities as Treasurer.
John V. O’Laughlin: Vice President — Coal Operations

Total Cash Received			# of RSUs / Grant Date Fair
for 2010	2010 Base Salary	Bonus for 2010	Value of 2010 RSUs
$290,704	$225,508	$66,465	9,852 RSUs/ $79,900
Change in Role
On February 21, 2011, John O’Laughlin, our former Vice President — Coal Operations, accepted a new position with us as Vice President — Strategic Sourcing and Asset Management. This new role is not a named executive officer position.
Annual Incentive Compensation
Financial Component: The financial component was based on budgeted operating income at the consolidated mine level. As we exceeded threshold budgeted operating income, this component was paid out at 63%.

Individual Component: The Committee did not approve a payout for individual performance for Mr. O’Laughlin for 2010 due to the underperformance of the mine over which he had direct operational responsibility for the majority of the year.
Safety Component: Mr. O’Laughlin was paid 114% of his safety component due to above average industry safety records at all of our significant mines. With direct operational responsibility for all of our mines, Mr. O’Laughlin’s safety component payout is based upon an average of reportable incident rates at all mine locations. In 2010, the average national reportable incident rate was 1.83, which is a calculation based on total hours worked and reportable incidents. In 2010, the average reportable incident rate for the mines Mr. O’Laughlin oversaw was 1.31, which is significantly less than the national average. In addition, this average reportable incident rate is an improvement over results in 2009.
Long-Term Incentive Compensation
For fiscal year 2010, Mr. O’Laughlin was awarded 9,852 restricted stock units, which is a higher tier award than other vice presidents. The Committee felt such higher tier level was warranted due to Mr. O’Laughlin’s direct responsibility for overseeing more employees than any other named executive officer, direct responsibility for a large portion of our company’s profits and losses, and his direct operational responsibility for all mining operations.
Morris W. Kegley: General Counsel

Total Cash Received			# of RSUs / Grant Date Fair
for 2010	2010 Base Salary	Bonus for 2010	Value of 2010 RSUs
$290,551[1]	$215,671	$93,799	6,570 RSUs/ $53,283

[1]	Mr. Kegley’s total cash received reflects a leave of absence that he took during the year for an extended period of time.
Base Salary
The Committee approved the recommendation to provide Mr. Kegley a 4.0% merit increase to his base salary for 2011, bringing his base salary to $224,298 effective as of March 31, 2011. Mr. Kegley’s 4.0% merit increase was based on an outstanding performance rating and a compra-ratio of 94% of peer and survey data. The Committee feels Mr. Kegley’s base salary is appropriate given his experience relating to corporate governance and SEC-related disclosure and compliance requirements.
Annual Incentive Compensation
Financial Component: The financial component was based on budgeted operating income at the consolidated corporate level. As we exceeded threshold budgeted operating income, this component was paid out at 135%.
Individual Component: Management proposed and the Committee approved a 100% individual performance payout for Mr. Kegley due to his continued exemplary negotiation work with the UMWA. Mr. Kegley actively participated in UMWA negotiations to reduce medical expenses and liabilities associated with the deferred vested population. Mr. Kegley also provided superior legal support in the full settlement of reclamation disputes with the Colstrip 3&4 buyers, resulting in a contract amendment that will result in favorable economics in the out years.
Safety Component: Not applicable.
Long-Term Incentive Compensation
For fiscal year 2010, the Committee awarded Mr. Kegley 6,570 restricted stock units based on his placement in the 22% long-term incentive tier, as discussed above.

EXECUTIVE COMPENSATION FOR 2010
Summary Compensation Table
The following table summarizes the compensation paid to each individual who served as our principal executive officer or principal financial officer in 2010 and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2010. We refer to these individuals as our named executive officers.

							Change in
						Non-Equity	Pension
				Stock	Option	Incentive Plan	Value	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)(2)	($)(1)	($)(3)	($)	($)(4)	($)
Keith E. Alessi	2010	492,305	—	884,775	—	482,239	4,004	16,572	1,879,895
CEO and President	2009	588,461	350,000	245,100	—	370,731	20,044	16,643	1,590,979
	2008	403,846	—	—	710,400	242,308	3,775	12,222	1,372,551
Kevin A. Paprzycki	2010	213,948	—	72,309	—	101,994	5,907	16,202	410,360
CFO and Treasurer	2009	213,077	—	45,752	—	38,354	3,599	12,467	313,249
	2008	189,450	—	—	82,880	34,101	8,741	7,088	322,260
Douglas P. Kathol	2010	248,392	—	119,996	—	134,806	16,409	16,444	536,047
Executive Vice President
John V. O’Laughlin	2010	224,239	—	79,900	—	66,465	28,987	16,274	415,865
VP — Coal Operations	2009	225,222	—	68,628	—	80,535	(5,611)	12,552	381,326
	2008	211,374	—	—	177,600	45,657	52,408	6,971	494,010
Morris W. Kegley	2010	196,752	—	53,283	—	93,779	13,398	16,199	373,411
General Counsel	2009	213,463	—	45,752	—	76,847	38,224	12,472	386,758
	2008	200,156	—	—	82,880	36,028	30,301	7,411	356,776

(1)
Amounts in these columns represent the aggregate grant date fair value of the equity awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Share-Based Payment. Amounts for 2008 have been recalculated to comply with the new requirements. These columns were prepared assuming none of the awards will be forfeited. Additional information is set forth in the “Grants of Plan-Based Awards” table below. Details regarding the 2010, 2009 and 2008 stock awards that are outstanding as of December 31, 2010 may be found in the “2010 Outstanding Equity Awards At Fiscal Year-End” table below. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2010 may be found in the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2010.

(2)
The Board elected to issue $400,000 worth of Mr. Alessi’s AIP payout for exemplary performance in 2010 in the form of unrestricted fully-vested common stock, issued on March 15, 2011 at a grant date fair value of $13.90.

(3)	Represents the cash bonus awarded under our Annual Incentive Plan, a discretionary performance-based award made in the first quarter of each fiscal year for performance in the prior fiscal year.

(4)
“All Other Compensation” for 2010 includes reimbursements and payments for our contributions to the 401(k) Plan and life insurance premiums. We contributed $14,700, $14,700, $14,700, $14,700, and $14,700 in matching contributions to the 401(k) Plan on behalf of Messrs. Alessi, Paprzycki, Kathol, O’Laughlin and Kegley, respectively. Our 401(k) match program provided for a match of total cash compensation earned in 2010 up to a maximum allowable cash compensation of $245,000 equaling 6% of total cash compensation. We paid life insurance premiums of $1,872, $1,502, $1,744, $1,574, and $1,499 during 2010 for Messrs. Alessi, Paprzycki, Kathol, O’Laughlin, and Kegley, respectively.

Non-Equity Incentive Plan Compensation
Non-equity incentive plan compensation amounts are annual cash incentives under our Annual Incentive Plan (“AIP”). The AIP is funded based on various components, which are unique to each named executive officer, and may include our annual budgeted operating income performance, MSHA average for reportable incident rate for surface mines in the coal industry, and individual performance goals, all of which are discussed above in “Compensation Discussion and Analysis.”
Equity Awards
Values for stock grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to restricted stock and restricted stock units granted to the named executive officers under our stockholder-approved 2007 plan. The plan is administered by the Compensation and Benefits Committee, which has retained the exclusive authority to make awards under the plan. The committee approves all long-term incentive grants to executive officers other than the CEO, whose grants are approved by the Board. The committee also approves the overall grant pool for all other participants. The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of stockholders. Restricted stock units granted to the named executives officers on July 1, 2010 vest over three years beginning 12 months from the grant date, with 33% of the shares becoming vested and available for release at that time, and an additional 33% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the third anniversary of the grant date. Awards not yet released are forfeited upon separation.

2010 Grants of Plan-Based Awards

		Approval Date by	All Other Stock Awards:		Grant Date Fair Value of
Name	Grant Date	Committee/ Board	Number of Units (#)		Stock Awards($)(1)
Keith E. Alessi	7/01/2010	6/21/2010	59,775	(1)	484,775
Kevin A. Paprzycki	7/01/2010	6/17/2010	8,916	(1)	72,309
Douglas P. Kathol	7/01/2010	6/17/2010	14,769	(1)	119,996
John V. O’Laughlin	7/01/2010	6/17/2010	9,852	(1)	79,900
Morris W. Kegley	7/01/2010	6/17/2010	6,570	(1)	53,283
Keith E. Alessi	3/15/2011	3/09/2011	19,836	(2)	400,000

(1)
The 2010 LTIP award granted by the Compensation and Benefits Committee on June 17, 2010 to all named executive officers, except Mr. Alessi, whose grant was approved by the Board on June 21, 2010, consisted of restricted stock units with a three-year vest issued out of the 2007 plan with a grant date of July 1, 2010. The grant date fair value on July 1, 2010 was $8.11 per share.

(2)
The Board granted to Mr. Alessi, as part of the 2010 AIP award, fully-vested unrestricted stock out of the 2007 plan with a grant date of March 15, 2011. The grant date fair value on March 15, 2011 was $13.90 per share.

2010 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Securities	Securities
	Underlying	Underlying		Option
	Unexercised	Unexercised		Exercise	Option		Market value of units
	Options (#)	Options (#)		Price	Expiration	Units that have	that have not
Name	Exercisable	Unexercisable		($)	Date	not vested (#)(2)	vested as of 12/31/10($)(3)
Keith E. Alessi	30,556	0		24.12	5/02/17
	40,000	20,000	(1)	21.40	7/01/18
						20,000	238,800
						59,775	713,713
Kevin A. Paprzycki	2,500	0		29.48	6/05/16
	1,900	0		24.41	7/01/16
	4,666	2,334	(1)	21.40	7/01/18
						3,734	44,584
						8,916	106,457
Douglas P. Kathol	7,500	0		16.17	8/18/13
	6,700	0		19.37	7/01/14
	6,700	0		20.98	7/01/15
	4,300	0		24.41	7/01/16
	4,666	2,334	(1)	21.40	7/01/18
						3,734	44,584
						14,796	176,664
John V. O’Laughlin	491	0		18.09	5/29/11
	1,809	0		18.19	5/29/11
	4,700	0		12.86	6/24/12
	3,650	0		18.08	6/30/13
	3,650	0		17.80	12/31/13
	9,800	0		19.37	7/01/14
	14,600	0		20.98	7/01/15
	9,900	0		24.41	7/01/16
	10,000	5,000	(1)	21.40	7/01/18
						5,600	66,864
						9,852	117,633
Morris W. Kegley	1,900	0		24.41	7/01/16
	4,666	2,334	(1)	21.40	7/01/18
						3,734	44,584
						6,570	78,446

(1)
These options were awarded by the Compensation and Benefits Committee in June 2008 as part of the annual LTIP award. The options vest in three annual increments beginning July 1, 2009, with the remaining two increments vesting in July 2010 and July 2011.

(2)
Awards in this column consist of restricted stock units with a grant dates of July 1, for both 2009 and 2010. Awards of restricted stock units vest in thirds over a three-year period beginning on the first anniversary of the date of grant. To the extent vested, these units are reflected in the “Stock Vested in 2010” table below.

(3)
The market value of the awards of restricted stock units that have not yet vested was determined by multiplying the closing price of a share of common stock on December 31, 2010 ($11.94) by the number of shares.

Stock Vested in 2010

Name	Shares Acquired on Vesting(#)	Stock Value Realized on Vesting($)(1)
Keith E. Alessi	10,000	81,100
Kevin A. Paprzycki	1,866	15,133
Douglas P. Kathol	1,866	15,133
John V. O’Laughlin	2,800	22,708
Morris W. Kegley	1,866	15,133

(1)	The market value of the awards was determined by multiplying the closing price of a share of common stock on July 1, 2011 ($8.11) by the number of shares.
2010 Pension Benefits

			Present Value of
			Accumulated Benefit
		Number of Years	as of	Payments During Last
		Credited Service	December 31, 2010	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Keith E. Alessi	Westmoreland Retirement Plan (WCC)	3.08	27,823	—
Kevin A. Paprzycki	Westmoreland Retirement Plan (WCC)	4.0	27,148	—
Douglas P. Kathol	Westmoreland Retirement Plan (WCC)	5.81	122,124	—
John V. O’Laughlin	Westmoreland Retirement Plan (BSS)	10.0	229,237	—
Morris W. Kegley	Westmoreland Retirement Plan (WCC)	4.67	124,615	—

(1)
Pension economic assumptions are consistent with our SFAS 87 financial reporting for fiscal year 2010. Demographic assumptions are also consistent with our pension financial reporting, with the exception that per SEC guidance, pre-retirement decrements are not used. A discount rate of 5.4% was used for 2010.

Effective July 1, 2009, the Board froze all structures of our pension plan for non-union employees, including our named executive officers, resulting in no future benefits accruing under these plans. Prior to July 2009, each of the named executive officers, participated in one of the same defined benefit pension plan structures offered to other non-union employees. Eligible employees become fully vested after five years of vested service. The Westmoreland Coal Company pension plan structure provides for normal retirement at 65. Early retirement benefits are available at age 55 with 10 years of service, however at reduced benefits. Mr. O’Laughlin is the only named executive eligible to retire as of December 31, 2010. The executive may choose optional forms of benefit, all reduced to be actuarially equivalent to the single life annuity benefit. The optional forms available are 50%, 66 2/3% and 100% joint and survivor options, a 10-year certain and life option, and a single life annuity.
In addition, to the main Westmoreland pension plan structure, Mr. O’Laughlin is covered under plan provisions for two subsidiaries where he has worked. Aspects of each subsidiary’s plan provisions may be more or less attractive than the plan provisions applicable to us. Based on Mr. O’Laughlin’s service and salary, the Beulah and Savage Salaried Employee’s (“BSS”) benefits are the most valuable as of December 31, 2010. Under the BSS plan, normal retirement age is 65. Early retirement benefits are available at age 55 with 5 years of service, but reduced 3% per year for early commencement before age 62. Mr. O’Laughlin may choose optional forms of benefit, all reduced to be actuarially equivalent to the single life annuity benefit. The optional forms available are lump sum, 50%, 66 2/3%, and 100% joint and survivor options, a 10-year certain and life option, and a single life annuity.
2010 Pension Benefits Upon Retirement, Termination, Disability or Death
Messrs. Paprzycki, Kathol and Kegley are vested in the pension plan and entitled to an annual lifetime benefit payable upon voluntary or involuntary termination or death (paid for the life of the spouse). Mr. O’Laughlin is vested in the pension plan and entitled to an annual lifetime benefit payable upon retirement, voluntary or involuntary termination, disability or death (paid for the life of the spouse). Benefits shown assume that the event entitling the individual to benefits occurred on December 31, 2010.
The benefits for Mr. Paprzycki are first payable on September 1, 2035. Mr. Paprzycki currently is not eligible for early retirement benefits.

					Time or Period of
Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Payment
Kevin A. Paprzycki	Termination	Pension Plan	$732	Monthly Annuity	Life
	Death	Pension Plan	$559	Monthly Annuity	Life of Spouse

The benefits for Mr. Kathol are first payable on December 1, 2017. Mr. Kathol currently is not eligible for early retirement benefits.

					Time or Period of
Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Payment
Douglas P. Kathol	Termination	Pension Plan	$1,291	Monthly Annuity	Life
	Death	Pension Plan	$985	Monthly Annuity	Life of Spouse
The benefits for Mr. O’Laughlin are first payable on January 1, 2011.

					Time or Period of
Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Payment
John V. O’Laughlin	Retirement/Termination	Pension Plan	$2,072	Monthly Annuity	Life
	Disability	Pension Plan	$2,072	Monthly Annuity	Life
	Death	Pension Plan	$947	Monthly Annuity	Life of Spouse
The benefits for Mr. Kegley are first payable on July 1, 2012. Mr. Kegley currently is not eligible for early retirement benefits.

					Time or Period of
Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Payment
Morris W. Kegley	Termination	Pension Plan	$993	Monthly Annuity	Life
	Death	Pension Plan	$758	Monthly Annuity	Life of Spouse
Potential Payments upon Termination or Change-in-Control
Our named executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits described in the preceding compensation tables and participation in a severance policy that is generally available to all our employees. Our severance policy covers virtually all our employees, although the amount of the severance benefit depends upon employee tier. The highest tier, which includes our named executive officers, provides for severance compensation equal to 12 months of monthly base pay, 9 months of outplacement assistance and 12 months of health benefit continuation. Severance benefits are payable under the policy only in the following circumstances: involuntary termination that is not for cause; termination due to sale of a facility, division or business segment; or relocation of more than 50 miles that the employee declines. Our executives do not have employment contracts or any benefits triggered by a change-in-control, unless the change-in-control results in an involuntary termination of the executive without cause. In addition, our Annual Incentive Policy provides that program participants are only entitled to payment of incentive payouts if they are employed on the date of payment, which typically occurs in March of the following year. All incentive payouts are forfeited should a named executive officer leave our employment for any reason, unless otherwise expressly agreed to by the Compensation and Benefits Committee.
The following table represents full walk-away amounts for each of our named executive officers upon the occurrence of certain events, assuming in each case that the event in question occurred as of December 31, 2010. The following tables do not include amounts payable upon termination for pension benefits, as those benefits are described above in the “2010 Pension Benefits” tables.

		Termination for Cause/	Involuntary	Termination upon
Name	Type of Compensation	Voluntary Termination	Not for Cause	Change-in-Control	Retirement	Death
Keith Alessi	Salary	$0	$400,000	$0	$0	$0
	Vested Equity(1)(2)	$0	$0	$952,513	$0	$952,513
	Outplacement Services and health benefits	$0	$22,812	$0	$0	$0
	TOTAL	$0	$422,812	$952,513	$0	$952,513

		Termination for Cause/	Involuntary	Termination upon
Name	Type of Compensation	Voluntary Termination	Not for Cause	Change-in-Control	Retirement	Death
Kevin Paprzycki	Salary	$0	$217,175	$0	$0	$0
	Vested Equity(1)(2)	$0	$0	$151,041	$0	$151,041
	Outplacement Services and health benefits	$0	$21,873	$0	$0	$0
	TOTAL	$0	$239,048	$151,041	$0	$151,041

		Termination for Cause/	Involuntary	Termination upon
Name	Type of Compensation	Voluntary Termination	Not for Cause	Change-in-Control	Retirement	Death
Douglas Kathol	Salary	$0	$275,000	$0	$0	$0
	Vested Equity(1)(2)	$0	$0	$221,248	$0	$221,248
	Outplacement Services and health benefits	$0	$13,911	$0	$0	$0
	TOTAL	$0	$288,911	$221,248	$0	$221,248

		Termination for Cause/	Involuntary	Termination upon
Name	Type of Compensation	Voluntary Termination	Not for Cause	Change-in-Control	Retirement	Death
John O’Laughlin	Salary	$0	$225,508	$0	$0	$0
	Vested Equity(1)(2)	$0	$0	$184,497	$0	$184,497
	Outplacement Services and health benefits	$0	$17,163	$0	$0	$0
	TOTAL	$0	$242,671	$184,497	$0	$184,497

		Termination for Cause/	Involuntary	Termination upon
Name	Type of Compensation	Voluntary Termination	Not for Cause	Change-in-Control	Retirement	Death
Morris Kegley	Salary	$0	$215,671	$0	$0	$0
	Vested Equity(1)(2)	$0	$0	$123,030	$0	$123,030
	Outplacement Services and health benefits	$0	$18,371	$0	$0	$0
	TOTAL	$0	$234,042	$123,030	$0	$123,030

(1)
Various unvested options and SARs held by our named executive officers automatically vest upon a change-in-control. However, all outstanding options held by our named executive officers have an exercise price greater than $11.94, the closing price of our stock on December 31, 2010. There is no intrinsic value in any accelerated options or vested stock options because options with an exercise price greater than $11.94 have zero intrinsic value.

(2)
We recently awarded long-term equity to the named executive officers in the form of restricted stock units with grant dates of July 1, 2009 and July 1, 2010, vesting in thirds on an annual basis. Pursuant to the restricted stock unit agreements, the units automatically vest immediately prior to a change-in-control, death, disability or qualified retirement of the recipient. No named executive officer met the qualifications for a “qualified retirement” as of December 31, 2010.

CERTAIN TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which Westmoreland Coal Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.
If a related person proposes to enter into a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. As appropriate for the circumstances, the Audit Committee will review and consider:
•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	whether the terms of the transaction are no less favorable to us than could have been reached with an unrelated third party; and
•	the purpose of, and the potential benefits to us of, the transaction.
The Board has determined that certain transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy, such as compensation to an executive officer if the compensation has been approved, or recommended to the Board for approval by the Compensation and Benefits Committee or an arrangement that is specifically contemplated by provisions of our certificate of incorporation or bylaws, such as the exculpation, indemnification, and directors’ and officers’ insurance arrangements contemplated by the certificate of incorporation and bylaws.

Certain Relationships and Related Transactions
Tontine Note Transaction
On March 4, 2008, we completed the sale of $15 million of senior secured convertible notes to Tontine Partners, L.P. and Tontine Capital Partners, L.P. pursuant to a Senior Secured Convertible Note Purchase Agreement dated as of March 4, 2008 among us, the Tontine partnerships, and Tontine Capital Associates, L.P., as collateral agent. The senior notes bore interest at a rate of 9% (which increased to 10% per annum in July 2010), payable in cash or in kind at our option, and were payable in full on March 4, 2013. In 2010, we paid the Tontine entities $1,236,438 of in kind interest and $462,363 in cash. On February 4, 2011, at the closing of a note transaction, Tontine Partners L.P. and Tontine Capital Partners, L.P. each converted $15,962,541 in principal amount of the senior secured convertible notes into common stock of Westmoreland at a conversion price of $8.50 per share. This conversion, coupled with the cash payment made on the closing date of the note transaction, resulted in full satisfaction of these senior secured convertible notes. Mr. Jeffrey Gendell, who is either a managing member of, or a managing member of the general partner of, the Tontine partnerships is deemed to beneficially own greater than 20% of our outstanding common stock.
Familial Employment of an Executive Officer
Doug Kathol, our Executive Vice President and a named executive officer, is married to Diane Kathol who served as our Vice President — Mining and Power during all of fiscal year 2010. Ms. Kathol retired from Westmoreland on December 31, 2010. During 2010, Ms. Kathol received cash compensation of $198,912 and was granted restricted stock units with a grant date fair value of $53,283. Ms. Kathol is also entitled to receive annual incentive compensation in 2011 for her 2010 performance. Upon her retirement, she forfeited all unvested restricted stock, which constituted the entire award. Ms. Kathol has held various positions with Westmoreland since 1993, including serving as a Vice President of Westmoreland since the early 2000s.
AUDITORS
Change in Independent Public Accounting Firm
On January 6, 2009, we notified KPMG LLP that, upon completion of the 2008 audit engagement and the filing of the Form 10-K for the year ending December 31, 2008, it would be dismissed as our independent registered public accounting firm. The decision to change accounting firms was approved by our Audit Committee. On March 13, 2009, KPMG completed its audit services for the Company for the fiscal year ended December 31, 2008.
During the years ended December 31, 2008 and 2007 and the subsequent period through the date of the filing of the Form 8-K/A on March 23, 2009, we had no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement; or (2) reportable events, except as described below. Our management has authorized KPMG to respond fully to the inquiries of the new independent registered public accounting firm regarding all matters.
KPMG’s reports on our consolidated financial statements as of and for the years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of KPMG on the consolidated financial statements of Westmoreland and subsidiaries for the year ended December 31, 2008 expressed the opinion that various factors raised substantial doubt about our ability to continue as a going concern. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicated that we did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contained an explanatory paragraph that stated that: “Management identified and included in its assessment material weaknesses related to electronic spreadsheets that impact the Company’s financial reporting, census data used to calculate postretirement medical benefit obligations, and the accounting for one of the Company’s stock based compensation plans.”
We requested and obtained from KPMG a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of KPMG’s letter, dated March 16, 2009, is filed as Exhibit 16.1 to our Current Report on Form 8-K/A filed March 23, 2009.

Engagement of Ernst & Young LLP
On January 8, 2009, our Audit Committee approved the engagement of Ernst & Young LLP as our new independent registered public accounting firm beginning with fiscal year 2009, and to perform procedures related to the financial statements to be included in our quarterly report on Form 10-Q, beginning with, and including, the quarter ending March 31, 2009. We did not consult with Ernst & Young during the fiscal years ended December 31, 2007 and December 31, 2008, or during any subsequent period prior to its appointment as our auditor with respect to any of the matters or events listed in Regulations S-K 304(a)(2)(i) and (ii).
Auditor’s Fees
The following table summarizes the fees of Ernst & Young LLP for fiscal years 2009 and 2010. For 2010, audit fees include an estimate of amounts not yet billed.

Fee Category(1)	2010	2009
Audit Fees(2)	$911,000	$856,000
Total Fees	$911,000	$856,000

(1)	We did not pay any “Audit Related Fees,” “Tax Fees” or “All Other Fees” to Ernst & Young in fiscal years 2009 or 2010.

(2)
Audit fees consist of fees for the audit of our financial statements, including fees related to the audit of our internal controls over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings.

Pre-Approval Policy and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures. From time-to-time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All fees paid to Ernst & Young in 2009 and 2010 were pre-approved by the Audit Committee.
OVERVIEW OF PROPOSALS
This Proxy Statement contains four proposals requiring stockholder action. Proposal No. 1 requests the election of seven directors to the Board. Proposal No. 2 requests the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Proposal No. 3 requests an advisory vote on executive compensation and Proposal No. 4 requests an advisory vote on the frequency of the vote on executive compensation. Each of the proposals is discussed in more detail in the pages that follow.
Proposal 1 — Election of Directors
The Board has nominated directors Alessi, Coffey, D’Appolonia, Hamilton, Klingaman, Packwood and Scharp to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Messrs. Stern and Vicino, our preferred directors, left the Board on February 4, 2011 upon the set aside of payment of all accrued and outstanding dividends on the Series A Preferred Stock. The Board increased the size of the Board to seven directors and appointed Ms. Hamilton and Messrs. Packwood and Scharp to fill the vacancies effective February 7, 2011 and has nominated all three directors for election at the Annual Meeting. While Tontine Capital Partners, L.P. and Tontine Partners, L.P. have the right to designate two individuals for election to our Board as directors pursuant to the Secured Convertible Note Purchase Agreement dated March 4, 2008, they have not so designated any directors at this time.
At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees.

Vote Required
The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.
Recommendation of the Board
The Board of Directors recommends you vote “FOR” the election of directors Alessi, Coffey, D’Appolonia, Hamilton, Klingaman, Packwood and Scharp.
Proposal 2 — Ratification of Principal Independent Auditor
The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm and as auditors of our consolidated financial statements for 2011. In January 2009, EY began serving as our independent registered public accounting firm. Prior to that, KPMG LLP served as our independent registered public accounting firm.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interest. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to respond to questions.
Vote Required
Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.
Recommendation of the Board
The Board of Directors recommends you vote “FOR” Proposal 2.
Proposal 3 — Advisory Vote on Executive Compensation
We are providing our stockholders with the opportunity to cast an advisory vote on executive compensation as described below. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program. The goal of our executive compensation program is to attract, motivate and retain a skilled and proactive team of executives who will provide leadership for our success in our unique marketplace and circumstance. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our stockholders.
The Compensation Discussion and Analysis, beginning on page 14 of this Proxy Statement, describes our executive compensation program and the decisions made by the Compensation and Benefits Committee in 2010 in more detail. Highlights of the program include the following:
•	70% of Mr. Alessi’s total compensation package is at-risk compensation.
•
The named executive officers receive annual long-term equity awards in the form of restricted stock units with half of the shares vesting at the end of a three-year period upon the meeting of certain long-term performance goals. Restricted stock units represent a significantly larger percentage of each officer’s total compensation opportunity as compared to short term annual incentive opportunities. We believe this alignment ensures that a significant portion of our officers’ compensation is tied to long-term stock price performance.

•
None of the named executive officers has an employment agreement. In addition, we do not provide any perquisites, tax reimbursements or change in control benefits to the named executive officers that are not available to other employees.

•	Each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.
We request stockholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).
As an advisory vote, this proposal is not binding upon us. However, the Compensation and Benefits Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.
Vote Required
Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.
Recommendation of the Board
The Board of Directors recommends a vote FOR Proposal 3.
Proposal No. 4 — Advisory Vote on Frequency of Say-on-Pay Votes
As described in Proposal 3 above, our stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “say-on-pay vote.”
This Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, stockholders may vote to have the say-on-pay vote every year, every two years, every three years or abstain.
Recommendation of the Board
The Board recommends that stockholders vote on Proposal 4 to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).
MISCELLANEOUS
Upon the written request of any person who on the record date was a record owner of our stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the annual meeting, we will send such person, without charge, a copy of our Annual Report on Form 10-K for 2010, as filed with the Securities and Exchange Commission. Requests for this report should be directed to Corporate Secretary, Westmoreland Coal Company, 2nd Floor, 2 North Cascade Avenue, Colorado Springs, Colorado 80903.
The Board has no present intention of bringing any other business before the meeting and has not been informed of any other matters that are to be presented to the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.
March 31, 2011

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees

01 Keith E. Alessi	02 Thomas J. Coffey	03 Michael R. D’Appolonia	04 Gail E. Hamilton 05 Richard M. Klingaman
06 Jan B. Packwood	07 Robert C. Scharp

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2 Ratification of the appointment of Ernst & Young LLP as principal independent auditor for fiscal year 2011.		☐	☐	☐

3 To cast an advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 year	3 year	Abstain

4 To cast an advisory vote on the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

SHARE CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, E-Delivery Flyer is/are available at www.proxyvote.com.

WESTMORELAND COAL COMPANY Annual Meeting of Stockholders May 24, 2011 8:30 AM This proxy is solicited by the Board of Directors
The undersigned hereby constitutes and appoints Morris W. Kegley and Jennifer S. Grafton and each of them, as true and lawful agents and proxies with power of substitution, to represent the undersigned and to vote all shares of Common Stock held by the undersigned at the Annual Meeting of Stockholders to be held at our corporate offices, 2 N. Cascade Avenue, 2nd Floor, Colorado Springs, CO 80903, on Tuesday, May, 24, 2011, at 8:30 a.m. (mountain time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of this card.
This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted in accordance with the Board of Directors’ recommendations. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY AND PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.
Continued and to be signed on reverse side